Exhibit 10.67

March 18, 2016

Timothy Howsman
Principal Financial Officer
Global Power Equipment Group Inc.
400 E. Las Colinas Boulevard, Suite 400
Irving, Texas 75039

Dear Tim,

You have been a valued member of the team here at Global Power Equipment Group Inc. (the “Company”) in the past.  In recognition of your past contributions and future work as a leader in the Company’s Finance Department, including your current role as principal financial officer, the Company hereby provides you with the following incentive opportunities upon the terms, and subject to the conditions, set forth in this letter agreement.

1.                                      You will be eligible to earn a bonus under the Company’s Short-Term Incentive Plan for 2016 equal to $125,000 (the “2016 Bonus”), provided that you remain continuously employed with the Company and its affiliates until the earliest to occur of the following dates (the earliest such date being the “Vesting Date”):  (i) the date the Company completes and makes an initial filing of its restated financials for required periods prior to 2015 and the original filing of its 2015 financials, or (ii) March 31, 2017.  The 2016 Bonus shall be payable within two business days after the Vesting Date.   The 2016 Bonus shall become immediately vested (and payable within two business days thereafter) if, prior to the Vesting Date, (i) the Company terminates your employment other than for “Cause” (as defined in the Company’s Executive Severance Plan), or (ii) you die or become disabled (as determined by the Company).  If you voluntarily resign from the Company and its affiliates, or if the Company terminates your employment for Cause, in either case prior to the Vesting Date, then the 2016 Bonus opportunity will be forfeited and of no further force and effect.

2.                                      You have been awarded a discretionary bonus under the Company’s Short-Term Incentive Plan for 2015 equal to $150,000 (the “Discretionary Bonus”), which shall be paid to you as soon as practicable after the date of this letter, but in no event later than March 30, 2016.  If you voluntarily resign from the Company and its affiliates, or if the Company terminates your employment for Cause, in either case prior to the Vesting Date, then you shall be obligated to repay the Discretionary Bonus to the Company within five business days after your date of termination.  To the extent permitted by applicable law, the Company may offset any amounts owed pursuant to the immediately preceding sentence against any amounts payable to you by the Company or its affiliates at the time that any such repayment is due and owing.

3.                                      In consideration of the bonus opportunities set forth in paragraphs 1 and 2 above, and by signing below, you hereby irrevocably waive your rights to any additional bonus opportunities that you would otherwise have been eligible or entitled to receive under the Company’s 2016 Short-Term Incentive Plan.

4.                                      The Company will reimburse you for up to $3,700 to terminate your Dallas apartment lease, which reimbursement shall be paid to you no later than April 15, 2016.  The Company will also reimburse you for up to $3,000 per month for temporary living expenses through March 31, 2017 (or if earlier, through the date of termination of your employment with the Company for any reason).  Any such reimbursements will be subject to the Company’s generally applicable business expense reimbursement policies for submission of expense reports, receipts, or similar documentation of such expenses.

5.                                      You shall be entitled to accrue vacation time in excess of (and without regard to) the maximum limits imposed under the Company’s vacation policy.  The Company confirms that it will pay to you all accrued, but unused, vacation following the termination of your employment in accordance with the terms of the Company’s vacation policy as modified herein and subject to the offset right in paragraph 2 above.

6.                                      Subject to paragraph 3 above, nothing in this letter agreement shall prevent or limit your continuing or future participation in any compensation plan, program, policy or practice provided by the Company or its affiliates and for which you may qualify.

7.                                      The Company’s obligation to make the payments provided for in this letter agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its affiliates may have against you under any clawback policy with respect to the Company’s 2014 fiscal year.

The Company and its affiliates may withhold and deposit all federal, state, local and other taxes that are owed with respect to any payments under this letter agreement.  The Company’s payment obligations hereunder shall constitute at all times a general unsecured obligation of the Company.

This letter agreement shall be binding upon the Company and its successors and assigns and will be interpreted, enforced and governed under the laws of the State of Texas, without regard to any applicable state’s choice of law provisions.  This letter agreement may not be assigned by you, without the prior written consent of the Company, otherwise than by will or the laws of descent and distribution.  This letter agreement is not a contract of employment and does not create a guarantee of continued employment with the Company and its affiliates.

This letter agreement supersedes any and all prior oral or written representations, understandings and agreements of the parties with respect to the matters contained herein, and it contains the entire agreement of the parties with respect to those matters.

Please indicate your acceptance of these terms by signing below.

GLOBAL POWER EQUIPMENT GROUP INC.

By:	/s/ Terence J. Cryan
Terence J. Cryan, President and Chief Executive Officer

Agreed and Accepted:

/s/ Timothy Howsman		3/19/16
Timothy Howsman		Date